Exhibit 99.2

Union First Market Bankshares Declares Quarterly Cash Dividend

Richmond, Va., April 25, 2012 – Union First Market Bankshares Corporation (NASDAQ: UBSH) has declared a quarterly dividend of $0.08 per share. The dividend amount is a one cent increase from the prior quarter dividend.

First quarter net income available to common shareholders was $7.92 million or $0.31 per fully diluted share, compared to $8.36 million or $0.28 per share, in the fourth quarter and $6.19 million or $0.22 per share, for the first quarter last year. Net income available to common shareholders in the prior year included a deduction for preferred stock dividends and discount accretion.

Based on the stock’s closing price of $13.47 on April 18, 2012, the dividend yield is 2.38%. The dividend is payable on May 31, 2012 to shareholders of record as of May 18, 2012.

ABOUT UNION FIRST MARKET BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union First Market Bankshares Corporation is the holding company for Union First Market Bank, which has 98 branches and more than 160 ATMs throughout Virginia. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products; and Union Insurance Group, LLC, which offers various lines of insurance products. Union First Market Bank also owns a non-controlling interest in Johnson Mortgage Company, L.L.C.

Additional information is available on the Company’s website at http://investors.bankatunion.com. The shares of the Company are traded on the NASDAQ Global Select Market under the symbol “UBSH.”

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Contact: Bill Cimino (804) 448-0937, VP and Director of Corporate Communications